Contacts:
Media: 877.370.4413 or ir@arlingtonasset.com
Investors: Kurt Harrington at 877.370.4413 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Appoints
Daniel E. Berce as New Independent Director

ARLINGTON, VA, January 3, 2011 – Arlington Asset Investment Corp. (NYSE: AI) today announced that its Board of Directors has appointed Daniel E. Berce to serve as a new independent director of the Company and as a member of the Compensation Committee of the Board of Directors.  Mr. Berce will stand for election at the Company’s next annual meeting.  Mr. Berce was appointed to fill a newly created board position and his appointment brings the number of the Company’s directors to seven.

Mr. Berce, age 57, is Chief Executive Officer and President of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.), a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010.  Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from August 2005 through October 2010, President from April 2003 through August 2005 and Chief Financial Officer from May 1990 through April 2003.  Mr. Berce is also a director of Cash America International, Inc., a publicly-traded consumer finance company and AZZ, Inc., a publicly-traded provider of galvanizing services and specialty electrical products.

“We are excited about Dan’s appointment to our Board of Directors.  AmeriCredit’s leadership position in the consumer credit industry and successful merger with General Motors are a direct result of Dan’s leadership, judgment and acumen. Those same qualities will positively complement the strengths and experience of our current Board of Directors and senior management team as we continue to execute Arlington’s strategy,” said Eric F. Billings, Chairman and Chief Executive Officer.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests primarily in mortgage-related assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning the impact of Mr. Berce on the Company’s Board of Directors and the Company’s execution of its strategy constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, uncertainties surrounding the impact that Mr. Berce will have on the Company’s Board of Directors, changes in interest rates, increased costs and reduced availability of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, ability to grow book value, changes in mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, continuation or cessation of share repurchases, changes in tax rates and laws, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC and you should read and understand these risks when evaluating any forward-looking statement.